Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Devin Sullivan	(212) 836-9608
Chairman & CEO		Adam Prior	(212) 836-9606
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

New York, NY — May 14, 2003 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the quarter ended March 31, 2003. For the quarter ended March 31, 2003, the net loss was $2,485,000, or $.11 per share, based on 22,446,271 weighted average shares, compared to a net loss of $2,648,000, or $.12 per share, based on 21,248,566 weighted average shares for the quarter ended March 31, 2002 after giving retroactive effect to Medis’ March 11, 2003 rights offering. The decrease in the net loss can be primarily attributed to decreases in selling, general and administrative expenses and amortization of intangible assets, somewhat offset by an increase in research and development costs.

“We continue to allocate more funds to our fuel cell business, yet we have been able to maintain cash outlays at our planned rate,” said Robert K. Lifton, Chairman and CEO of Medis Technologies.  “As of March 31, 2003, we believe that our cash resources, including funds available to us from our credit facility, will be sufficient to support our operating and developmental activities for at least the next 22 months. We believe that this provides us with sufficient time to fully realize our strategies regarding our fuel cell business.

Those strategies are being carried out currently, as we are in the process of meeting with companies who are original equipment manufacturers (OEMs) involved in portable electronic devices, such as cell phones and portable computers, about developing fuel cell products that will provide auxiliary or primary power sources for their devices.  A specific example of this approach is the agreement announced on May 5th, that we reached with General Dynamics C4 Systems to design and develop a pre-production prototype of our fuel cell Power Pack for the ruggedized personal digital assistant (PDA) system that General Dynamics is developing for the military. The agreement provides for a price of $500,000 with an initial payment of $100,000 to us and the balance in accordance with payment milestones established in the agreement. General Dynamics has previously agreed to pay us $75,000 for development of the initial prototype of the Power Pack for its PDA, which we have delivered. We are in discussions with other companies about developing fuel cell power sources for their products.

At the same time, we are in discussions with multinational companies capable of large scale, world-wide production, marketing and distribution of our fuel cell products. We have set our sights on entering into such relationships by the end of this year. We would like to make a technology transfer to a producing company by the end of this year so that our fuel cell products can be in production next year. We are planning to offer our Power Pack directly through distribution channels that reach as many as possible of the estimated 1.2 billion people who already are using cell phones, PDAs and other portable electronic devices.

In these connections, we have just completed our presentation at the Body of Knowledge Small Fuel Cell Conference where we were at a booth together with General Dynamics demonstrating iterations of two products: the Power Pack for the PDA being developed by General Dynamics; and the Power Pack operating an advanced Motorola cell phone.

The conference offered the opportunity for a number of companies for the first time to see how advanced our fuel cell products are and I think that it is fair to say that there was a high degree of interest in seeing  the performance levels of our Power Pack products relative to their size and weight and anticipated costs. I must add that I was personally pleased and proud of what our team has accomplished.”

Medis is involved in the development of highly advanced technology products primarily related to sources of clean energy for the 21st Century.  Medis’ primary focus is on direct liquid fuel cell technology.  Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations.  In addition to its fuel cell technology, Medis’ product pipe line, in varying stages of development, includes highly conductive polymers, stirling cycle system and toroidal engine. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release is available on Medis’ web site at www.medistechnologies.com.

This report may contain forward looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts.  Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

###

(Table to follow)

Medis Technologies Ltd.

May 14, 2003

MEDIS TECHNOLOGIES LTD.

SUMMARY OF RESULTS

March 31, 2003

(In thousands except per share amounts)

(See notes below)

Statements of Operations Data

	Three Months Ended March 31, 2002		Three Months Ended March 31, 2003
	(Unaudited)		(Unaudited)

Sales	$80		$37
Cost of sales	51		18
Gross profit	29		19

R&D costs, net	951		1,192
SG&A expenses	1,059		817
Amortization of intangible assets	667		518
Operating loss	(2,648)		(2,508)
Other income, net	—		23
Net loss	(2,648)		(2,485)
Net loss per share - basic and diluted	$(.12	)*	$(.11)

Weighted-average shares used in computing basic and diluted net loss per share	21,249	*	22,446

Selected Balance Sheet Data

	December 31, 2002	March 31 2003

Cash and cash equivalents	$6,036	$9,123
Working capital	5,037	8,047
Property and equipment, net	1,199	1,190
Goodwill and intangible assets, net	59,037	59,564
Total assets	66,894	70,034
Long-term liabilities	388	456
Stockholders’ equity	65,405	68,345

NOTES:

*In accordance with Statement of Financial Accounting Standards No. 128, Earning Per Share, the Company has adjusted its net loss per share to give retroactive effect to shares issued in its March 11, 2003 rights offering, for the three months ended March 31, 2002. Accordingly, as a result of such retroactive adjustment, for the three months ended March 31, 2002, the net loss per share decreased from $(.13) to $(.12), or $(.01) per share.

On March 11, 2003, the Company completed a rights offering in which it offered to its existing stockholders subscription rights to purchase an aggregate of 2,325,600 shares of its common stock at a purchase price of $2.15 per share. The Company received gross proceeds of $5,000,040 from the rights offering which, after deducting related expenses of approximately $121,000, will be used for working capital, including for continued development of its fuel cell technology, and selling, general and administrative expenses.

On March 14, 2003, the Company acquired the remaining 7% of More Energy Ltd. that it did not already own, for an aggregate purchase price of $1,045,000. The purchase price was comprised of 120,000 shares of the Company’s common stock with an aggregate value of $525,000 and the price of an option to acquire such interest of $520,000 which was paid in full in June 2001.

On December 29, 2000, the Company entered into a $5,000,000 revolving credit line agreement with a bank. On February 20, 2003, the Company entered into a second amendment to such credit line agreement, which extends the termination date to July 1, 2004. As of the date of this release, no funds had been drawn against such credit line.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of March 31, 2003. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2002 and the year then ended, together with the accompanying notes.

###